Exhibit 99.1

 Pacific Asia Petroleum Inc. Signs Expanded China Oil Production and Technology Acquisition Agreement

FOR RELEASE: MONDAY, March 02, 2009; 9:00AM Eastern Time

Hartsdale, New York, March 2: Pacific Asia Petroleum, Inc. (PFAP.OB), a U.S. publicly-traded company, announced today that it has signed a comprehensive Amended & Restated Agreement on Cooperation with Well Lead Group Limited (“Well Lead”) covering the principal terms and conditions for the acquisition by Pacific Asia Petroleum, Inc. (“Pacific Asia” or the “Company”) of 51% participating interests in several Well Lead related companies conducting onshore oil production and enhanced oil recovery technology operations in the People’s Republic of China.

On September 30, 2008, the Company entered into an Agreement on Cooperation (the “AOC”) with Well Lead pursuant to which the parties agreed to carry out due diligence and negotiate a mutually acceptable Sale and Purchase Agreement for the acquisition by the Company of up to 39% of Well Lead’s interests (the “WL Interest”) in Northeast Oil (China) Development Company Ltd. (“Northeast Oil”).  Northeast Oil owns a 95% interest in oilfield blocks Fu710 and Meilisi723 in the Fulaerjiqu Oilfield in Qiqihar City, Heilongjiang Province in the People’s Republic of China (the “WL Oil Blocks”).

After completing the initial phase of due diligence on Well Lead, the WL Interest and the WL Oil Blocks, the Company commenced additional negotiations with Well Lead and other related parties to expand the potential acquisition to include other Well Lead interests and related parties.  These additional Well Lead interests and related parties include contracts covering additional producing oilfields in China, a Well Lead-affiliated technology company that has been applying its intellectual property to successfully enhance production in the WL Oil Blocks (and other oil fields in China), and certain Well Lead related venture companies. Following additional due diligence review and negotiations with Well Lead, the Company decided to pursue the acquisition of a 51% participating interest in all these Well Lead assets and related parties, and the Company and Well Lead have signed the Amended & Restated Agreement on Cooperation covering the principal terms and conditions of these acquisitions.  The Company anticipates that the total purchase price for all these Well Lead interests to be acquired by the Company will be less than the amounts originally provided for in the AOC for the WL Oil Blocks alone.  The Company has commenced phase two of its due diligence review with a goal of concluding such review, negotiation of definitive documentation, and conclusion of the anticipated acquisitions by April 30, 2009.

Commenting on the revised agreement with Well Lead, Frank C. Ingriselli, President & CEO of Pacific Asia, said:  “We are excited about this opportunity to expand the scope of our previous agreement with Well Lead. In this challenging time in the financial markets, we believe that this type of venture that minimizes cash expenses and capital exposure, yet provides even more upside and immediate cash flow, is the right way to go for Pacific Asia.  This series of acquisitions can provide royalties from several onshore oil fields covering hundreds of wells, while at the same time giving us the ability to utilize this newly acquired technology to enhance production in fields throughout all of China (and elsewhere in Asia). We expect that this will provide a great framework for lost cost early production operations. These companies are already actively engaged in these activities and are generating revenues.  These are the type of ventures that we believe fit well into Pacific Asia’s strategy and will help to deliver on our company’s business plan and grow shareholder value.”

About Pacific Asia Petroleum, Inc.

Pacific Asia Petroleum, Inc. is engaged in the business of oil and gas exploration, development, production and distribution in Asia and the Pacific Rim countries, with a specific focus on developing a broad range of energy opportunities, including clean and environmentally friendly natural gas ventures, in China.  The company’s executive offices are located in Hartsdale, New York, and the company also has offices located in Beijing, China and California.

Media Contact:

Pacific Asia Petroleum, Inc.
Bonnie Tang
bonnietang@papetroleum.com

250 East Hartsdale Ave.
Hartsdale, NY 10530
(914) 472-6070
www.papetroleum.com

Investor Relations Contact:

Liviakis Financial Communications, Inc
John Liviakis
(415) 389-4670
John@Liviakis.com
www.liviakis.com
655 Redwood Hwy, Suite 395
Mill Valley, CA 94941

Cautionary Statement Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995.

Some of the items discussed in this press release are forward-looking statements about Pacific Asia’s activities in the People’s Republic of China. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections; are not guarantees of future performance; and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in prices of, demand for and supply of crude oil and natural gas; actions of competitors; results of additional testing; timely development of the field; the potential disruption or interruption of testing and development activities due to accidents, political events, civil unrest, or severe weather; government-mandated restrictions on scope of company operations; general economic and political conditions; the company’s ability to successfully consummate the contemplated acquisitions on terms and conditions satisfactory to the company, and to successfully integrate the acquired entities and operations into the company’s business; and other risks described in the company’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Pacific Asia undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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